Exhibit (b)(2)

ABLECO FINANCE LLC

299 Park Avenue, 22nd Floor

New York, New York 10171

July 8, 2008

USANA Health Sciences, Inc.

Unity Acquisition Corp.

3838 West Parkway Boulevard

Salt Lake City, UT 84120

Ladies and Gentlemen:

Reference is made to the Financing Commitment, dated May 13, 2008 (the “Commitment Letter”), by and among Gull Holdings, Ltd., an Isle of Man company (“Gull Holding”) and Ableco Finance LLC, a Delaware limited liability company (“Ableco”), a copy of which is attached hereto as Exhibit A. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Commitment Letter.

Pursuant to the Commitment Letter, Ableco has committed to act as lead arranger and to provide to Unity Acquisition Corp., a Utah corporation (“UAC”), USANA Health Sciences, Inc., a Utah corporation (“USANA” and together with UAC, collectively the “Borrowers” or “you”), and certain of its subsidiaries, a financing facility in the maximum aggregate principal amount of up to $215,000,000 (the “Financing Facility”), of which $200,000,000 may be borrowed at closing, subject to the terms and conditions contained in the Commitment Letter, Fee Letter and the other documentation described therein (collectively, the “Commitment Documents”).

We hereby advise you that, as of the date hereof, each of the conditions to our providing the Financing Facility are satisfied except for the below set of conditions related to the consummation of the Acquisition:

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our satisfaction that, after the date hereof, there has not occurred or become known to us (i) any material adverse change with respect to the financial condition, business, operations, assets, liabilities or prospects of USANA and its subsidiaries (taken as a whole) (a “Material Adverse Change”), except to the extent disclosed to us in writing prior to May 13, 2008 or disclosed in a document filed with the SEC prior to May 13, 2008 and publicly available or (ii) any new or inconsistent information or other matter not previously disclosed in writing by Gull Holdings to us (other than any projections, budgets, pro forma financial statements and general economic industry information) relating to USANA, Gull Holdings, any of their respective subsidiaries or the transactions contemplated by the Commitment Letter which has resulted in a Material Adverse Change;

USANA Health Sciences, Inc.

July 8, 2008

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the non-existence after the date hereof, of any claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or governmental authority either (i) relating to the Financing Facility or (ii) that if adversely determined, has any reasonable likelihood of resulting in a Material Adverse Change;

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the acquisition by UAC, free and clear of all liens (other than such liens approved by us and described in the Commitment Documents), of not less than 90% (on a fully diluted basis) of the issued and outstanding voting equity interests of USANA, our satisfaction with the post-Acquisition capital structure of USANA and its subsidiaries (including, without limitation, the amounts and terms of USANA’s pro forma indebtedness to the extent incurred after the date hereof and before the consummation of the Acquisition) (and we confirm that the proposed capital structure disclosed to us prior to the date hereof is satisfactory) and the full performance and satisfaction of all of the obligations to be performed by you under the Offer to Purchase;

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the appointment of David Wentz and Gilbert A. Fuller to the Board of Directors of USANA, the resignation of all of the independent board members and the authorization and approval of the Financing Facility by the Board of Directors of USANA;

•	release from escrow by the Borrowers and the Guarantors of their respective executed signature pages to the Commitment Documents; and

•	our receipt of all fees, costs and expenses due and payable by the Borrowers pursuant to the terms of the Commitment Documents (including without limitation, pursuant to the Fee Letter).

This letter confirms the remaining conditions to our providing the Financing Facility as such status exists on the date hereof.

This letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law that would apply a different law.

Very truly yours,

ABLECO FINANCE LLC

By:	/s/ Kevin Genda
Name: Kevin Genda Title: Vice President